Exhibit 10.1

May 9, 2022

Thomas Shortt

Delivered via email

Dear Tom:

We are pleased to continue your employment with Vroom, Inc. (“Vroom”) by entering into the terms of this employment letter (this “Employment Letter”). This Employment Letter shall supersede the terms and conditions of that certain offer letter previously entered into between you and Vroom, dated as of December 2021 (the “Prior Letter”).

Position: Chief Executive Officer, reporting directly to the Board of Directors (the “Board”) or similar governing body of Vroom.

Transition Date: Effective May 9, 2022, you will commence employment as Chief Executive Officer of Vroom pursuant to the terms of this Employment Letter, and cease to be Chief Operating Officer of Vroom.

Location: You will primarily work remotely, subject to appropriate business travel. It is understood and expected that you will travel regularly as the requirements of the role dictate, including but not limited to Vroom offices, reconditioning centers and logistics hubs. Our normal hours of operation are 9:00 AM to 6:00 PM; however, your actual schedule will be determined based on the overall needs of the business.

Duties: You agree to devote your reasonable best efforts and substantially all of your active business time and attention (except for permitted vacation periods) to the business and affairs of Vroom and any entities from time to time directly or indirectly owned or controlled by Vroom (each an “Affiliate,” or collectively, the “Affiliates”). On May 9, 2022, you will be appointed to the Board and while employed you will continue to be nominated to serve on the Board. If so requested by Vroom, you shall serve as a member of the Board and/or an officer, director or manager of Vroom’s Affiliates. During your employment, you will not engage in any material outside business activity without the prior written approval of the Board (not to be unreasonably withheld) provided that you shall be permitted to serve on the board of directors of one other company as long as it is not a competitor of Vroom. The foregoing restrictions shall not limit or prohibit you from engaging in passive investments or community, charitable and social activities, in each case, not interfering with your performance and obligations hereunder.

Compensation: Your gross annual base salary shall be $700,000, payable bi-weekly on Fridays or otherwise in accordance with Vroom’s payroll practices as in effect from time to time. Your role is currently classified as exempt. Therefore, you are exempt from the overtime provisions of the Fair Labor Standards Act (FLSA). Your annual base salary will be reviewed by the Compensation Committee of the Board on an annual basis, beginning in 2023.

Annual Incentive: You shall be entitled to participate in Vroom’s annual incentive bonus plan. This plan is based upon Vroom’s achievement of its business plan, as well as your success against personal performance goals.

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Your annual target bonus is 100% of your gross annual base salary actually paid with respect to the given year, prorated for partial years of service.
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Payments in respect of annual bonuses are generally made on or before the end of the first quarter following the relevant performance year. Except as set forth under the heading “Severance” below, no part of any bonus will be paid to you unless you are actively employed by Vroom on the date the bonus is to be paid.

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The details of the bonus plan will be governed and outlined in a plan document that has been provided to you.

Prior Payments and Equity:

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Anniversary Bonus. Notwithstanding anything herein to the contrary, the terms of your Anniversary Bonus (as defined in the Prior Letter) shall remain in full force and effect, including those terms related to repayment of the Anniversary Bonus in the event of your voluntarily termination of employment without Good Reason (as defined in the Vroom Executive Severance Plan (the “Executive Severance Plan”)) or your termination of employment by Vroom for Cause (as defined below) prior to January 3, 2023.

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Initial RSU Award. Notwithstanding anything herein to the contrary, your Initial Award (as defined in the Prior Letter) shall remain issued and outstanding in accordance with its original terms and conditions, including those terms set forth in the Vroom 2020 Incentive Award Plan (as in effect from time to time, the “Plan”) and the associated award agreement.

Equity Awards:

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RSU Grant. In connection with your transition to serving as the Chief Executive Officer of Vroom, on or within fifteen days after May 9, 2022 you shall be granted an award of restricted stock units with respect to 1,200,000 shares of Vroom common stock (“Common Stock”) pursuant to the terms and conditions of the Plan and any award agreement thereunder (the “RSU Grant”). The RSU Grant shall fully vest on the third anniversary of May 9, 2022 subject to your continued employment through the applicable vesting date, provided that the terms of your RSU Grant award agreement shall set forth an opportunity for accelerated vesting of the RSU Grant in accordance with the following: 1/3 of the RSU Grant shall be eligible to vest immediately upon the Common Stock achieving a closing price at or above $7.50 per share for twenty consecutive trading days during the three-year vesting period; 1/3 of the RSU Grant shall be eligible to vest immediately upon the Common Stock achieving a closing price at or above $15.00 per share for twenty consecutive trading days in the second or third years of the vesting period; and 1/3 of the RSU Grant shall be eligible to vest upon the Common Stock achieving a closing price at or above $21.00 per share for twenty consecutive trading days during the third year of the vesting period.

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Option Grant. In connection with your transition to serving as the Chief Executive Officer of Vroom, on or within fifteen days after May 9, 2022 you shall be granted an award of options to purchase Common Stock with respect to 600,000 shares of Common Stock at an exercise price of $7.50 per share, pursuant to the terms and conditions of the Plan and any award agreement thereunder (the “Option Grant”). The Option Grant shall vest in 1/3 increments on the first three anniversaries of the May 9, 2022 subject to your continued employment through each applicable vesting date.

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Annual Grants. Subject to your continued employment with Vroom through the applicable grant date, commencing in 2023, you shall be entitled to participate in an annual grant process along with other senior executives of Vroom. Such grants are generally expected to be made in March of each year, subject to the approval of the Board or its Compensation Committee, provided that the Board or its Compensation Committee may modify Vroom’s annual grant process at any time and for any reason in their sole discretion. For the avoidance of doubt, you shall not be eligible to receive any equity awards during Vroom’s annual grant process for 2022 aside from the RSU Grant and the Option Grant.

Benefits: You shall continue to be entitled to participate in Vroom’s comprehensive benefits package and retirement plan. For details on eligibility and our full benefits offering, please review our benefits handouts which have been provided to you. You also shall continue to be the beneficiary of a company-paid officers and directors liability insurance policy and tail on terms consistent with those applicable to other senior executives of Vroom.

Business Expenses: Vroom shall pay or reimburse you for all reasonable business expenses incurred by you in performing services under this Employment Letter in accordance with policies then in effect.

Severance: You shall continue to be designated as a participant in the Executive Severance Plan. In the event of your termination of employment with Vroom, except as explicitly provided herein, your severance benefits (if any) shall be determined in accordance with the terms of the Executive Severance Plan (or any successor plan), as in effect on the date of your termination, including, without limitation Section 7 thereof. Except as otherwise required by law or as specifically provided herein or in the Executive Severance Plan, your right to receive payments and benefits hereunder shall cease upon your termination of employment. Any terms that are capitalized but not otherwise defined under this heading shall have the meanings ascribed to them in the Executive Severance Plan. Any section references are to those sections of the Executive Severance Plan as in effect as of the date hereof.

Notwithstanding anything to the contrary set forth in the Executive Severance Plan, if you become entitled to Severance Benefits under the Executive Severance Plan, Vroom will provide you with the following Severance Benefits (and subject to the Release and other requirements set forth in the Executive Severance Plan):

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In the event of your Separation from Service without Cause or for Good Reason (other than a Termination Upon a Change in Control), then in lieu of (and not in addition to) the severance benefit set forth in Section 4.2(a) of the Executive Severance Plan, Vroom shall pay you an aggregate amount equal to the product of (a) 1.5 and (b) the sum of (i) your annual base salary and (ii) your annual target bonus (each as described above and as the same may be adjusted by the Board or its Compensation Committee and in effect as of the date of such Separation from Service without Cause or for Good Reason), which amount shall be payable in substantially equal installments pursuant to Vroom’s customary payroll practices each payroll period during the period beginning on such Separation from Service without Cause or for Good Reason and ending on the 18 month anniversary of such Separation from Service without Cause or for Good Reason.

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In the event of your Termination Upon a Change in Control, then in lieu of (and not in addition to) the severance benefit set forth in Sections 5.2(c) and 5.2(d) of the Executive Severance Plan, on the first Payroll Date on or following the date the Release becomes effective and irrevocable, and, in any event, within sixty (60) days after the date of your Separation from Service, Vroom shall pay to you in a lump sum cash payment an amount equal to the product of (a) 1.5 and (b) the sum of (i) your annual base salary and (ii) your annual target bonus (each as described above and as the same may be adjusted by the Board or its Compensation Committee and in effect as of the date of such Termination Upon a Change in Control).

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As may be further described in any applicable award agreements, notwithstanding Sections 4.2(c) and 5.2(f) of the Executive Severance Plan, in the event of your Separation from Service without Cause or for Good Reason or in the event of a Termination Upon a Change in Control, (a) the RSU Grant, the Option Grant and all outstanding equity awards held by you as of the date hereof will immediately become fully vested and, as applicable, exercisable as of the date of such Separation from Service without Cause or for Good Reason or Termination Upon a Change in Control and, with respect to performance-vesting awards, such vesting shall be calculated assuming achievement of any applicable performance goals or objectives at the greater of actual performance or 100%; and (b) any options issued to you pursuant to the Option Grant and any options to purchase Common Stock held by you as of the date hereof shall remain exercisable until the earlier of the third anniversary of such Separation from Service without Cause or for Good Reason or Termination Upon a Change in Control or the expiration of the original term. For the avoidance of doubt, aside from the RSU Grant and the Option Grant, no equity awards granted to you after the date hereof shall be eligible to receive the accelerated vesting treatment or extended exercisability described in this paragraph.

For purposes of determining any severance benefits owed to you pursuant to this Employment Letter or the Executive Severance Plan (and notwithstanding the definition of Cause set forth in Exhibit A to the Executive Severance Plan), “Cause” means the occurrence of any of the following: (i) your willful failure to substantially perform your duties to Vroom (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a notice of termination for Good Reason), after a written demand for performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not performed your duties; (ii) your commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to Vroom; (iii) your commission of, including any entry by you of a guilty or no contest plea to, a felony or other crime involving moral turpitude; (iv) a material breach by you of your fiduciary duty to Vroom which results in reputational, economic, or other injury to Vroom; or (v) your material breach of your obligation under a written agreement between Vroom and you. No act or omission shall be deemed willful for purposes of this definition of Cause if taken or omitted to be taken by you based on instruction from the Board or legal counsel. Any determination of Cause by Vroom will be made in good faith by a resolution approved by a majority of the members of the Board (not including you), provided that no such determination may be made until you have been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure) or, if such event is not so cured, an opportunity on at least ten (10) days advance written notice to appear (with legal counsel) before the full Board to discuss the specific circumstances alleged to constitute a Cause event. Notwithstanding anything to the contrary contained herein, your right to cure as set forth in the preceding sentence shall not apply if there are habitual or repeated breaches by you.

Time Off: You will continue to be entitled to participate in Vroom’s comprehensive Paid Time Off Policy (“PTO Policy”), including holidays, twenty (20) days of PTO annually, and five (5) days of sick leave annually. Please review Vroom’s PTO Policy for complete details.

Non-Disparagement: You agree that you shall not, during or after your employment with Vroom, disparage Vroom or any of its Affiliates or any of their respective products, services, operations or practices, or any of their respective directors, officers, advisors, operating partners, employees, agents, representatives, or equity holders, either orally or in writing, at any time; provided that you may (i) confer in confidence with your legal representatives, (ii) make truthful statements as required by law, and (iii) rebut false or misleading statements about you. Vroom shall not, and shall cause its executive officers and directors not to, disparage you, during or after your employment with Vroom; provided, that Vroom’s executive officers and directors may (i) confer in confidence with their respective legal representatives, (ii) make truthful statements as required by law, and (iii) rebut false or misleading statements about Vroom or any of its Affiliates.

Acknowledgements; Representations: Notwithstanding anything herein to the contrary, you acknowledge and agree that your Proprietary Information and Inventions Assignment Agreement (the “Vroom PIIA”) shall remain in full force and effect. In addition, you acknowledge and agree that you will continue to comply with Vroom’s policies, including, without limitation, the policies set forth in Vroom’s Employee Handbook, which may be updated from time to time (“Policies”). With your signature below, you represent that: (a) your execution, delivery and performance of this Employment Letter does not and shall not conflict with, breach or violate any agreement to which you are a party or any judgment to which you are subject and (b) upon the execution and delivery of this Employment Letter, this Employment Letter will be a binding obligation in respect of your employment with Vroom, enforceable in accordance with its terms.

Indemnification; D&O. You shall continue to be covered by your indemnification agreement, as well as the indemnification, advancement and other provisions as set forth in the bylaws, articles of incorporation and other governing documents In addition, Vroom shall maintain Directors and Officers (D&O) liability insurance covering you under Vroom’s D&O coverage and other insurance coverage and no such indemnification, advancement or D&O provisions shall be amended or altered in any manner adverse to you without your consent (not to be unreasonably withheld).

Complete Agreement: Except as expressly set forth herein, this Employment Letter, those documents and policies expressly referred to herein) constitute the entire agreement between you and Vroom and supersede any prior understandings and agreements by or between you and Vroom, whether written or oral, related in any way to the subject matter of this Employment Letter.

Successors and Assigns: This Employment Letter shall be binding on, and shall inure to the benefit of, you and Vroom and your respective heirs, legal representatives, successors and permitted assigns. You may not assign, transfer or delegate your rights or obligations hereunder and any attempt to do so shall be void.

Withholding of Taxes: Vroom may deduct and withhold from the compensation payable to you hereunder or otherwise any and all applicable federal, state, and local income and employment withholding taxes and any other authorized amounts or amounts required to be deducted or withheld by Vroom under applicable law.

Governing Law: This Employment Letter shall in all respects be subject to, and governed by, the laws of the State of New York without regard to the principles of conflict of laws.

Amendment and Waiver: The provisions of this Employment Letter may be amended and waived only with the prior written consent of you and Vroom, and no course of conduct or failure or delay in enforcing the provisions of this Employment Letter shall affect the enforceability of this Employment Letter or any provision hereof.

Counterparts: This Employment Letter may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Code Section 409A: This Employment Letter is intended to be interpreted and operated so that the payments and benefits set forth herein shall either be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In no event shall Vroom be liable for any taxes, penalties or interest which may be imposed upon you pursuant to Section 409A. You hereby agree that no representations have been made to you relating to the tax treatment of any payment pursuant to this Employment Letter. To the extent required to comply with the provisions of Section 409A, (a) no reimbursement of expenses incurred by you during any taxable year shall be made after the last day of the following taxable year, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to you in any other taxable year, and (c) the right to reimbursement of such expenses shall not be subject to liquidation or exchange for another benefit.

WAIVER OF JURY TRIAL: NO PARTY TO THIS EMPLOYMENT LETTER OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS EMPLOYMENT LETTER. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS UNDER THIS HEADING HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.

[Signature Page Follows]

To accept the terms of this Employment Letter, please complete, sign and scan the attached signature page. If you have any questions, do not hesitate to call. We look forward to continuing our relationship as we help drive Vroom’s growth!

Sincerely,

/s/ C. Denise Stott	05/09/2022
C. Denise Stott | Vroom	Date
Chief People and Culture Officer

I accept the terms of employment and agree to the provisions stated in this letter. I acknowledge that, except as expressly set forth in this Employment Letter, this Employment Letter, together with the Executive Severance Plan, the Vroom PIIA and Policies, constitute the entire agreement between Vroom and me and supersedes all prior verbal or written agreements, arrangements or understandings pertaining to my employment. I understand that I am employed at-will and that my employment can be terminated at any time, with or without Cause, at the option of either Vroom or me, but subject to the terms of this letter and the Executive Severance Plan (as modified herein).

I UNDERSTAND THAT THIS EMPLOYMENT LETTER AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

/s/ Thomas Shortt

Thomas Shortt

05/09/2022

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